Exhibit 99.1

FOXO TECHNOLOGIES INC. ANNOUNCES RESTRUCTURING AND CAPITAL RAISING TRANSACTIONS AND APPOINTS SEAMUS LAGAN AS CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, MN, December 11, 2024 (GLOBE NEWSWIRE) — FOXO Technologies Inc. (NYSE American: FOXO) (the “Company” or “FOXO”) announces a series of restructuring and capital raising transactions which will improve the Company’s balance sheet, satisfy minimum stockholders’ equity requirements of the NYSE American and provide capital for growth and reduce outstanding liabilities. The Company also announces a change in senior leadership.

Key transactions include:

●	Rennova Health, Inc.’s exchange of approximately $21 million of a Senior Secured Note issued by Rennova Community Health, Inc., the Company’s subsidiary, into 21,000 shares of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock

●	An institutional investor’s additional funding of $1.0 million and exchange of $2.2 million of Senior Notes (which includes the $1.0 million of additional funding) into 2,464 shares of the Company’s Series A Preferred Stock

●	Settlement of certain liabilities owed to KR8, Inc. and the termination of a current license agreement for 3,000 shares of the Company’s newly designated Series D Cumulative Convertible Redeemable Preferred Stock

In addition, the Company is pleased to announce that Seamus Lagan has been appointed Chief Executive Officer of the Company effectively immediately. Mr. Lagan joined the Board of Directors of the Company on September 10, 2024.

Seamus Lagan, age 55, has served as a director of the Company since September 10, 2024 and was appointed Chief Executive Officer and President and a director of Rennova Health, Inc., the seller of the Company’s recent acquisitions, in 2015, and is the Chief Executive Officer of the Company’s subsidiary, Rennova Community Health, Inc. He has been an entrepreneur and investor in startup and distressed companies for over 30 years and has held numerous board and executive positions in publicly-listed companies. He has secured in excess of $100M in funding for various projects and companies and has significant experience in mergers and acquisitions in the health care sector.

“I am excited to work closely with and build our operating teams to drive improved performance and shareholder value. When viewed on a combined basis, the Company has recently reduced liabilities and increased stockholders’ equity by $26.4 million. We are confident that the improved balance sheet and, specifically, stockholder’s equity will meet the minimum requirements of the NYSE American thereby eliminating the previously announced risk of a potential delisting by the NYSE American,” commented Seamus Lagan, the Company’s Chief Executive Officer. “The reduced liabilities combined with new revenue generating businesses is an excellent way to end 2024 and positions the Company well for growth in 2025 and beyond.”

The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on December 10, 2024, which provides additional details on the above transactions and related Company actions and activities.

About FOXO Technologies Inc. (“FOXO”)

FOXO owns and operates three subsidiaries.

Foxo Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

Myrtle Recovery Centers, Inc., a 30-bed behavioral health facility in East Tennessee. Myrtle provides inpatient services for detox and residential treatment and outpatient services.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical), a critical access designated (CAH) hospital in East Tennessee.

For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact contained herein, including statements about the delisting of the Warrants from NYSE American, trading of the Warrants in the over-the-counter market, the continued listing of the Company’s Class A common stock on NYSE American, and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. Any such forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the possibility that the Plan will not be accepted by NYSE American, the Company will be unable to satisfy other continued listing requirements of NYSE American for its Class A common stock to maintain the listing of the Class A common stock on NYSE American; the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; potential inability of FOXO to establish or maintain relationships required to advance its goals or to achieve its commercialization and development plans; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry or in the markets or industries in which FOXO operates, including the highly regulated insurance industry. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC

(212) 671-1020

foxo@crescendo-ir.com